UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 3, 2011, iBio, Inc. (the “Company”) appointed Douglas Beck, 50, as the Company’s Chief Financial Officer, replacing Frederick Larcombe, who will remain with the Company until the filing of the Company’s next quarterly report on Form 10-Q.

Mr. Beck is a CPA and was the Chief Financial Officer of publicly-traded Lev Pharmaceuticals, Inc. from May 2005 until February 2009 (the company was acquired by ViroPharma, Incorporated in October 2008), and he has been an independent consultant since February 2009. Mr. Beck holds a B.S. from the Fairleigh Dickinson University.

There is no arrangement or understanding between Mr. Beck and any other person, pursuant to which Mr. Beck is to be selected as an officer. Mr. Beck is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Beck was granted a stock option to purchase 100,000 shares of the Company's common stock under the Company's stock incentive plan, which shall vest in three equal annual installments beginning on the first anniversary of Mr. Beck’s service, at an exercise price set at the last trading price on the date of appointment. Mr. Beck will be employed on an at-will basis, with an initial annual base salary of $165,000.

On May 3, 2011, the Company issued a press release announcing the appointment of Mr. Beck.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of iBio, Inc., issued May 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.
Date: May 4, 2011	By:	/s/ Robert B. Kay
Robert B. Kay Chief Executive Officer